CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

DISTRIBUTION SERVICES AGREEMENT

This Agreement is between Jefferson National Life Insurance Company (“Company”) and Northern Lights Variable Trust (the “Trust”), and is intended to supplement the Participation Agreement dated May 1, 2007 by and between the Company and the Trust

Whereas, JNF Balanced Fund and JNF Equity Fund, each a series of the Trust (together, the “Funds”) have adopted a plan (“12b-1 Plan”) for purposes of paying for distribution services under Rule 12b-1 of the Investment Company Act of 1940, as amended, with respect to the Funds; and.

Whereas, the Company intends to issue Contracts that will be funded by an investment in the Funds; and

Whereas, the Company is interested in performing distribution services for the Trust with respect to the Funds in exchange for the receipt of fees pursuant to the 12b-1 Plan.

In consideration of the foregoing, and the mutual covenants set forth below, the Company and the Trust agree as follows:

1. Distribution Services. The Company has agreed to assist Trust, as it may request from time to time, with the provision of distribution services to the Funds, as they may relate to the investment in the Funds by the Separate Accounts. It is anticipated that such services shall include any activities primarily intended to result in the sale of shares of the Funds, including (but not limited to): distribution of Fund reports, prospectuses, and SAIs to other than existing holders of Contracts; the preparation and distribution of sales literature and advertising material for the Funds related to the Contracts; continuing education and training of insurance agents and other representatives of the Company, as well as other financial advisors, with respect to Funds and serving as funding vehicles for the Contracts; the provision of distribution support services by insurance agents and other representatives of the Company, as well as other financial advisors, who will provide personal service and attention to the foregoing; and other distribution services in respect of the Funds as mutually agreed upon from time to time.

2. Payment for Distribution Services. In consideration of the distribution services to be provided by the Company and its agents, the Trust, in accordance with the 12b-1 Plan, shall pay to the Company a fee with respect each Fund equal to [**] basis points ([**]) per annum of the average aggregate net asset value of the shares of the Fund held by the Separate Accounts under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 2, the average aggregate net asset value of shares of each Fund held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during each month. The Payments contemplated by this Paragraph 2 shall be calculated by the Funds at the end of each calendar month and will be paid to each Company within 30 business days thereafter.

3 Term and Termination. This Agreement will terminate automatically upon assignment. Unless terminated as herein provided, this Agreement shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Trustees of the Trust and; and (ii) and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation this Agreement (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to a Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. If this Agreement is terminated with respect to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4. Relationship to Other Agreements. This Agreement is intended to supplement the Participation Agreement and not intended to conflict with or supersede the provisions of the Participation Agreement All representations and warranties made by the parties in the Participation Agreement are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.

NORTHERN LIGHTS VARIABLE TRUST

By:	/s/ Emile Molineaux
Name:	Emile Molineaux
Title:	Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig A. Hawley
Name:	Craig A. Hawley
Title:	General Counsel